Exhibit 99.1

NEWS RELEASE
Contact: Michael D. Bornak, Chief Financial Officer/ Office: 412-820-1406
mbornak@tollgrade.com
TOLLGRADE REPORTS SECOND QUARTER 2010 RESULTS
TOP LINE GROWTH AND A RETURN TO PROFITABILITY
PITTSBURGH, PA August 3, 2010 — Tollgrade Communications, Inc. (NASDAQ: TLGD), a leading supplier of network service assurance test products and solutions, today reported revenue of $11.5 million and net income of $1.2 million or $0.10 per share for the second quarter ended June 30, 2010. Revenue and net income increased by approximately $0.9 million and $2.7 million compared to the second quarter of 2009 representing increases of 8% and 181%, respectively. The results for the second quarter of 2010 also include the effects of net severance charges of approximately $0.6 million which were primarily associated with the departure of the Company’s former chief executive officer.
“We took action to realign our business beginning in the fourth quarter of 2009 and accelerated our efforts to significantly reduce operating costs during the first quarter of 2010. Our reduced operating cost structure had a major impact on our ability to report a profit during the second quarter of 2010, and we believe these actions have positioned the Company to sustain profitability in the future and to be more competitive in the marketplace, helping us to drive top line growth. Our primary focus continues to be on our installed customer base and securing revenue from existing and new customer projects as well as long term maintenance agreements. We are committed to delivering the highest levels of service to our customers and we are confident that our reduced operating cost structure has not affected our ability to continue to deliver the level of service our customers have come to expect,” said Edward Kennedy, President and Chief Executive Officer.
Mr. Kennedy added, “We have recently finalized a nine month maintenance contract extension with a major European service provider and are in the process of finalizing a new multi-year maintenance contract with another major European provider. Currently, we have multiple customer trials underway that we believe will create revenue opportunities in the second half of 2010 and in 2011. Our workforce is energized and committed to achieving our goals and driving shareholder value.”
As of June 30, 2010, our cash and short-term investments position was $64.1 million compared to $66.0 million at December 31, 2009. The decrease of $1.9 million primarily reflects cash used for severance payments as well as the timing of accounts receivable collections. As of the end of July, our cash and short-term investment position was approximately $66.6 million.

Third Quarter 2010 Outlook
“We expect revenue to be in the range of $11 million to $13 million for the third quarter of 2010. We believe our collective revenue opportunities and our reduced cost structure will position the Company to sustain profitability and provide greater returns to our shareholders,” said Mr. Kennedy.
Conference Call and Webcast
A conference call to discuss earnings results for the second quarter 2010 will be held on Tuesday, August 3, 2010 at 4:30 p.m. Eastern Time.
The telephone number for participants is 1-888-338-8373 (International:+1-973-872-3000). Please reference Tollgrade’s Second Quarter 2010 Results Conference Call.
The conference call will also be broadcast live over the Internet. To listen to this conference call via the Internet, follow this link http://investors.tollgrade.com/events.cfm or simply go to the www.tollgrade.com home page and select the Join the Webcast link.
The call will be available for replay via web access starting at approximately 7:00 p.m. Eastern Time on August 3, 2010, and will be available for the next twelve months from the Public & Investors page at www.tollgrade.com.
About Tollgrade
Tollgrade Communications, Inc. is a leading provider of network service assurance products and services for centralized test systems around the world. Tollgrade designs, engineers, markets and supports centralized test systems, test access and next generation network assurance technologies. Tollgrade’s customers range from the top telecom providers, to numerous independent telecom and broadband providers around the world. Tollgrade’s network testing, measurement and monitoring solutions support the infrastructure of telecom companies and power distribution companies. For more information, visit Tollgrade’s web site at www.tollgrade.com.

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per-share data)

	Three Months Ended		Six Months Ended
	June 30, 2010	June 27, 2009	June 30, 2010	June 27, 2009
Revenues:
Products	$4,936	$4,141	$9,158	$9,970
Services	6,564	6,502	13,509	10,990

Total revenues	11,500	10,643	22,667	20,960

Cost of sales:
Products	2,273	2,769	4,087	5,554
Services	1,863	1,935	3,856	3,359
Amortization of Intangible Assets	389	649	789	1,290
Severance	(51)	93	417	276

Total cost of sales	4,474	5,446	9,149	10,479

Gross Profit	7,026	5,197	13,518	10,481

Operating expenses:
Selling and marketing	1,273	1,628	3,336	3,283
General and administrative	1,954	2,839	4,172	5,414
Research and development	1,680	2,405	4,040	4,441
Severance	627	3	1,885	66

Total operating expenses	5,534	6,875	13,433	13,204

Income (Loss) from operations	1,492	(1,678)	85	(2,723)
Other (expense) income	(315)	391	(724)	509

Income (Loss) before income taxes	1,177	(1,287)	(639)	(2,214)

(Benefit) Provision for income taxes	(50)	198	(203)	295

Income (Loss) from continuing operations	1,227	(1,485)	(436)	(2,509)

Loss from discontinued operations	—	(24)	—	(223)

Net income (loss)	$1,227	$(1,509)	$(436)	$(2,732)

Diluted earnings per-share information:

Weighted average shares of common stock and equivalents:	12,815	12,681	12,652	12,680

Net Income (loss) per common and common equivalent shares	$0.10	$(0.12)	$(0.03)	$(0.22)

Net Income (loss) per common and common equivalent shares from continuing operations	$0.10	$(0.12)	$(0.03)	$(0.20)

Net Income (loss) per common and common equivalent shares from discontinued operations	$0.00	$0.00	$0.00	$(0.02)

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	June 30, 2010	December 31, 2009
ASSETS

Cash and cash equivalents	$64,147	$66,046
Accounts and Other receivables	11,049	8,005
Inventories	1,567	2,119
Prepaid expenses and deposits	794	759
Property and equipment, net	2,574	3,101
Intangible assets	6,041	7,110
Other assets	882	547

Total assets	$87,054	$87,687

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$7,587	$7,933

Long-Term Liabilities	1,872	2,011

Total liabilities	9,459	9,944

Total shareholders’ equity	77,595	77,743

Total liabilities and shareholders’ equity	$87,054	$87,687

Forward Looking Statements
The foregoing release contains “forward looking statements” regarding future events or results within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements concerning the Company’s current expectations regarding revenue for the third quarter 2010, our revenue and profit levels going forward, our ability to provide greater returns to our shareholders, our ability to be more competitive in the marketplace, our ability to maintain expected service levels despite our reduced operating structure, our ability to secure a new multi-year maintenance contract with one of our European customers as planned, the anticipated success of our product trials currently underway and our expectation that revenue opportunities may result from those trials. We caution readers that such “forward looking statements” are, in fact, predictions that are subject to risks and uncertainties and that actual events or results may differ materially from those anticipated events or results expressed or implied by such forward looking statements. We disclaim any current intention to update these “forward looking statements,” and the estimates and assumptions within them, at any time or for any reason. In particular, the following factors, among others could cause actual results to differ materially from those described in the “forward looking statements”: (a) our inability to realize the benefits of our revenue initiatives and our efforts to reduce our cost structure, in either case due to unforeseen delays, changes in our markets or other factors, and the risk that these initiatives will not promote revenue growth or sustain profitability in the timeframe or to the degree that we anticipate; (b) the risk that our previous cost-cutting initiatives may have impaired, or that our current and future initiatives may impair, our ability to effectively develop and market products and remain competitive in our markets and to hire and retain qualified employees; (c) possible delays in, or the inability to complete, negotiation and execution of purchase and service agreements with new or existing customers, in particular, the new multi-year maintenance contract that we are currently negotiating with one of our European customers and our ability to enter into agreements with customers upon completion of trials that we have underway; (d) the inability to complete or possible delays in completing certain research and development efforts required for new products and solutions and delays in market acceptance of our new products and solutions beyond the timeframes anticipated or at all; (e) our reliance on third party products and services for a portion of our revenue, in particular, our OEM relationship for our protocol analyzer products and related services; (f) our inability to recognize all or a portion of our backlog as expected, due to delays in shipment or other factors; (g) changes in exchange rates of foreign currencies in which we transact business relative to the U.S. dollar; (h) general economic uncertainty and its impact on the capital budgets for certain of our major customers; (i) the inability to make changes in business strategy, development plans and product offerings to respond to the needs of the significantly changing telecommunications markets and network technologies; (j) our dependence upon a limited number of third party subcontractors and component suppliers to manufacture or supply certain aspects of the products we sell; (k) the ability to manage the risks associated with and to grow our business; and (l) the uncertain economic and political climate in certain parts of the world where we conduct business and the potential that such climate may deteriorate. Other factors that could cause actual events or results to differ materially f rom those contained in the “forward looking statements” are included in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including, but not limited to, the Company’s Form 10-K for the year ended December 31, 2009 and any subsequently filed reports. All documents are also available through the SEC’s Electronic Data Gathering Analysis and Retrieval system at www.sec.gov or from the Company’s website at www.tollgrade.com.
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